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Ex12e
                               Idaho Power Company
                       Consolidated Financial Information
                 Supplemental Ratio of Earnings to Fixed Charges


                                                                                                    Tweleve Months
                                            Twelve Months Ended December 31,                             Ended
                                                 (Thousands of Dollars)                                June 30,
                                          1996         1997         1998       1999         2000          2001
Earnings, as defined:
  Income from continuing operations
  before  income taxes               $ 142,710   $  135,908    $ 133,021   $ 119,872   $ 128,139    $    93,529
  Adjust for distributed income of
  equity investees                      (1,413)      (3,943)      (4,697)       (837)     (3,116)         3,930
  Equity in loss of equity method
  investments                                0            0          476           0           0              0
  Minority interest in losses of
  majority owned subsidiaries                0            0         (125)          0           0              0
  Supplemental fixed charges, as
  below                                 60,939       64,317       63,967      65,526      61,372         65,031

     Total earnings, as defined      $ 202,236   $  196,282    $ 192,642   $ 184,561   $ 186,395    $   162,490

Fixed charges, as defined:
  Interest charges                   $  57,348   $   60,761    $  60,593   $  62,014   $  57,797    $    62,041
  Rental interest factor                   991          982          801         955       1,036          1,070

     Total fixed charges                58,339       61,743       61,394      62,969      58,833         63,111

  Supplemental increment to fixed
   charges*                              2,600        2,574        2,573       2,557       2,539          1,920


     Total supplemental fixed
       charges                       $  60,939   $   64,317    $  63,967   $  65,526   $  61,372    $    65,031

Supplemental ratio of earnings to
   fixed charges                         3.32x        3.05x        3.01x       2.82x       3.04x          2.50x


*Explanation of increment - Interest on the guaranty of American Falls
      Reservoir District bonds and Milner Dam, Inc. notes which are already included in operation expenses.


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